Exhibit 99.1

The Travelers Companies, Inc. 485 Lexington Avenue New York, NY 10017-2630 www.travelers.com

NEWS RELEASE

Travelers Reports Third Quarter 2009 Net Income per
Diluted Share and Operating Income per Diluted Share of
$1.65 and $1.61, Respectively

Board of Directors Approves a 10% Increase in the

Company’s Regular Quarterly Dividend per

Share and Authorizes an Additional $6 Billion

Share Repurchase Program

Guidance for 2009 Operating Income per Diluted Share
Increased to $5.30-$5.50, from $4.80-$5.05

•      Net and operating income of $935 million and $914 million, respectively.

•                  Positive renewal rate changes across all three business segments.

•                  Book value per share of $51.24, an increase of 22 percent from prior year quarter.

•                  Repurchased 20.8 million common shares for $1.0 billion in the third quarter; guidance assumes fourth quarter repurchases of $1.5 billion.

•                  Three percent decline in net written premiums from prior year quarter largely attributable to the decline in economic activity in recent quarters.

•                  Catastrophe losses of $103 million after-tax ($158 million pre-tax) in the third quarter, compared to $682 million after-tax ($1.0 billion pre-tax) in the prior year quarter.

•                  S&P affirmed financial strength ratings of AA- and debt ratings of A- on August 11, 2009 and revised their outlook on these ratings to positive from stable with a one year time horizon for consideration of an upgrade.

NEW YORK, October 22, 2009 —  The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $935 million, or $1.65 per diluted share, for the quarter ended September 30, 2009, compared to $214 million, or $0.36 per diluted share, for the quarter ended September 30, 2008. Operating income in the current quarter was $914 million, or $1.61 per diluted share, compared to $330 million, or $0.55 per diluted share, in the prior year quarter.

“We are pleased to report strong third quarter operating income of $914 million and operating return on equity of 14.1%,” commented Jay Fishman, Chairman and Chief Executive Officer. “These results were driven by underwriting profitability in each of our business segments and increased net investment income, as our non-fixed income portfolio yield improved to a positive level.

“We were once again successful in achieving positive renewal rate changes across all of our business segments, although net written premiums were down modestly, largely attributable to declining economic activity in recent quarters.  As in previous quarters, we remain cautious about the magnitude of rate gains that are achievable in the near term given general economic conditions.  Nonetheless, we plan to continue to seek rate gains where needed and we will continue to focus on execution.  Solid retention and new business levels continue to underscore our strong position in the marketplace.

“With improved stability in the capital markets we deployed excess liquidity that we accumulated over the past several quarters.  We repurchased $1 billion of common shares in the quarter in contrast to our past practice of reduced share repurchases during the catastrophe season.  Furthermore, our guidance for 2009 now includes an assumption of $1.5 billion in common share repurchases in the fourth quarter, an increase from our previous assumption, subject to market conditions and other factors. This change, in combination with our year-to-date performance, has resulted in an increase in our guidance for full year 2009 operating income per diluted share to $5.30-$5.50 from $4.80-$5.05.

“Given our strong earnings performance and cash position and more stable capital markets, we increased our regular quarterly dividend by 10 percent to $0.33 per share.  In addition our Board of Directors has approved an additional $6.0 billion of common share repurchases. Confidence in our strong balance sheet, ability to execute in the marketplace and our strategy of returning excess capital enable us to continue to create shareholder value,” concluded Mr. Fishman.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended September 30,				Nine Months Ended September 30,
and after-tax, except for premiums)	2009	2008	Change		2009	2008	Change
Net written premiums	$5,340	$5,481	(3)%		$16,148	$16,298	(1)%

Operating income	$914	$330	177		$2,445	$2,256	8
per diluted share	$1.61	$0.55	193		$4.21	$3.68	14
Net income	$935	$214	337		$2,337	$2,123	10
per diluted share	$1.65	$0.36	358		$4.02	$3.47	16

Book value per share	$51.24	$41.94	22		$51.24	$41.94	22
Adjusted book value per share	$47.16	$43.34	9		$47.16	$43.34	9

GAAP combined ratio	89.7%	104.7%	(15.0	)pts	91.2%	94.0%	(2.8	)pts

Operating return on equity	14.1%	5.1%	9.0	pts	12.6%	11.7%	0.9	pts
Return on equity	13.6%	3.4%	10.2	pts	11.7%	10.9%	0.8	pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Third Quarter 2009 Consolidated Results

The current and prior year quarters included the following:

	Three Months Ended September 30,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$524		$(288)		$338	$(208)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	309		334		202	210
Catastrophes, net of reinsurance	(158)		(1,042)		(103)	(682)
Re-estimation of the current year loss ratios for the first two quarters of the year	71		—		46	—

Net investment income	763		716		616	587

Other, including interest expense	(66)		(70)		(40)	(49)

Operating Income	1,221		358		914	330
Net realized investment gains (losses)	29		(170)		21	(116)
Income before income taxes	$1,250		$188
Net Income					$935	$214

GAAP combined ratio	89.7%		104.7%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	89.1%		104.5%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(5.7	)pts	(6.2	)pts
Catastrophes, net of reinsurance	2.9	pts	19.1	pts
Re-estimation of the current year loss ratios for the first two quarters of the year	(1.3	)pts	—	pts

The current quarter underwriting gain reflects a GAAP combined ratio, excluding net favorable prior year reserve development and catastrophe losses, of 92.5 percent, as compared to 91.8 percent in the prior year quarter. This increase of 0.7 points primarily resulted from reduced underwriting margins related to pricing and loss cost trends, higher non-catastrophe weather-related losses within Personal Insurance as well as the impact of the company’s recently announced direct to consumer initiative. The GAAP combined ratio in the current quarter benefited from 1.3 points of favorable re-estimation of current year loss ratios which reflects better than expected frequency trends in Business Insurance for the first two quarters of the year.

Net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in each segment, particularly in Business Insurance. The net favorable prior year development in Business Insurance included a $120 million after-tax ($185 million pre-tax) increase to asbestos reserves that was primarily driven by a slight increase in the company’s assumption for projected defense costs related to many policyholders. Overall, the company’s assessment of the underlying asbestos environment did not change significantly from recent periods.

Catastrophe losses in the current quarter, which were considerably lower than the prior year quarter, were related to multiple severe weather events across various regions of the United States.

The investment portfolio, which grew to $76 billion at the end of the current quarter reflective of an increase to net unrealized investment gains of $2.1 billion pre-tax from June 30, 2009, performed very well during the quarter. Net investment income in the current quarter increased from the prior year quarter for the first time since the third quarter 2007, despite lower short-term interest rates. This increase was driven by positive returns in the non-fixed income portfolio in the current quarter, compared to negative returns in the prior year quarter, and is primarily due to improved investment market conditions for hedge funds and private equity funds. Net investment income in the fixed income portfolio declined slightly from the prior year quarter due to a 150 basis point reduction in average after-tax short-term interest rates. The current quarter results also include net realized investment gains compared to net realized investment losses in the prior year quarter. The current quarter included other-than-temporary impairments of only $12 million after-tax ($19 million pre-tax), compared to $102 million after-tax ($156 million pre-tax) in the prior year quarter.

Net written premiums of $5.340 billion in the current quarter declined 3 percent from the prior year quarter. Business retention remained at high levels. Renewal rate changes were positive in each business segment, more than offsetting the impact of lower coverage demands from existing policyholders due to general economic conditions. New business volumes were down slightly from the prior year quarter as modest growth in Business Insurance and Financial, Professional and International Insurance was offset by lower volumes in Personal Insurance.

Capital Management

“This quarter once again demonstrated the company’s significant balance sheet strength,” said Jay Benet, Vice Chairman and Chief Financial Officer. “During the current quarter we grew shareholders’ equity by 5 percent to $28.2 billion after returning $1.2 billion to our shareholders through common share dividends and common share repurchases.  As further acknowledgement of our balance sheet strength, during the quarter S&P affirmed our financial strength ratings of AA- and debt ratings of A- and revised the outlook for these ratings to positive from stable with a one year time horizon for consideration of an upgrade.”

At the end of the third quarter 2009, all of the company’s financial strength indicators were at or better than target levels. Statutory surplus was $22.1 billion, the company’s debt to capital ratio of 20.1 percent (excluding net unrealized investment gains and losses) was at its target level and holding company liquidity of $2.6 billion was more than twice the company’s target level.

Travelers’ Board of Directors has approved an additional $6.0 billion of common share repurchases. This amount is in addition to the $2.1 billion that remained from previous authorizations as of September 30, 2009.  Repurchases may be made from time to time in the open-market, in private transactions, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 or otherwise.  This authorization does not have a stated expiration date.  The timing and actual number of shares to be repurchased will depend on a variety of factors, including corporate and regulatory requirements, price, catastrophe experience and other market conditions.

The Board of Directors also declared a regular quarterly dividend of $0.33 per common share.  This dividend, which is $0.03 higher than the last regular quarterly dividend, is payable December 31, 2009, to shareholders of record as of the close of business December 10, 2009.

Business Insurance Segment Financial Results

“We continue to focus on effective execution and further strengthening our position in the marketplace,” said Brian MacLean, President and Chief Operating Officer.  “This has enabled us to once again achieve positive renewal rate change, strong retentions and overall attractive margin levels within Business Insurance.  Furthermore, lower than expected frequency trends have resulted in better than expected loss cost trends. Although we continue to see the impact of the economic downturn in many of our businesses, we remain pleased with the results in the quarter.”

The current and prior year quarters included the following:

	Three Months Ended September 30,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$366		$(40)		$228	$(35)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	262		247		170	152
Catastrophes, net of reinsurance	(86)		(488)		(56)	(318)
Re-estimation of the current year loss ratios for the first two quarters of the year	77		—		50	—

Net investment income	529		494		429	409

Other, including interest expense	15		8		11	4

Operating Income	$910		$462		$668	$378

GAAP combined ratio	86.5%		101.3%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(9.5	)pts	(8.7	)pts
Catastrophes, net of reinsurance	3.1	pts	17.3	pts
Re-estimation of the current year loss ratios for the first two quarters of the year	(2.8	)pts	—	pts

The current quarter underwriting gain reflects a GAAP combined ratio, excluding net favorable prior year reserve development and catastrophe losses, of 92.9 percent, as compared to 92.7 percent in the prior year quarter. This increase of 0.2 points primarily resulted from reduced underwriting margins related to pricing and loss cost trends, partially offset by 2.8 points of favorable re-estimation of current year loss ratios due to better than expected frequency trends for the first two quarters of the year.

Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the general liability, commercial multi-peril and commercial automobile product lines for recent accident years.

Business Insurance net written premiums of $2.611 billion in the current quarter declined 5 percent from the prior year quarter. This decline was driven in large part by premium refunds and mid-term cancellations as a result of lower levels of economic activity during the preceding 12 months. Retention rates remained strong, although slightly lower than recent quarters. Renewal rate trends continued to improve and overall renewal rate changes were positive in the current quarter. However, renewal premium changes were slightly negative as the impact of the positive rate changes was offset by lower coverage demands from existing policyholders due to general economic conditions. New business volumes increased modestly from the prior year quarter.

Select Accounts

•                  Net written premiums of $655 million declined 1 percent from the prior year quarter primarily due to general economic conditions.

•                  Retention rates remained strong, although slightly lower than recent quarters.

•                  Renewal premium changes remained positive and improved from recent quarters as a result of a continued improving renewal rate trend.

•                  New business volumes declined from the prior year quarter as continued strong growth from the success and expansion of TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, was offset by lower volumes in larger accounts served by Select.

Commercial Accounts

•                  Net written premiums of $609 million declined 4 percent from the prior year quarter primarily due to general economic conditions.

•                  Retention rates remained strong and consistent with the prior year quarter.

•                  Renewal premium changes, although slightly negative, were improved from recent quarters as the impact of improving renewal rate trend was partially offset by lower coverage demands from existing policyholders.

•                  New business volumes increased from the prior year quarter due to the impact of various product and customer initiatives.

National Accounts

•                  Net written premiums of $197 million declined 18 percent from the prior year quarter due to renewal premium changes that were negative, driven by lower coverage demands from existing policyholders, as well as lower premium volume from industry property and workers’ compensation involuntary residual markets.

Industry-Focused Underwriting

•                  Net written premiums of $564 million declined 8 percent from the prior year quarter due to the effect of current market conditions in Technology, Construction and Public Sector.

Target Risk Underwriting

•                  Net written premiums of $360 million declined 2 percent from the prior year quarter primarily due to lower new business volumes in Inland Marine, partially offset by continued positive renewal premium changes and strong retention rates in National Property.

Specialized Distribution

•                  Net written premiums of $221 million declined 3 percent from the prior year quarter primarily due to weakness in the commercial trucking industry and continuing competition from standard markets and other distribution channels.

Financial, Professional & International Insurance Segment Financial Results

“Performance within Financial, Professional & International Insurance demonstrated the impact of our disciplined underwriting,” said Mr. MacLean.  “Within our management liability and International businesses, loss costs were at or better than expected and we generally achieved positive renewal rate change where margins indicate it is needed.  The construction surety business continues to be impacted by the slow down in construction spending, but our high quality credit profile has allowed us to maintain our underwriting margins.”

The current and prior year quarters included the following:

	Three Months Ended September 30,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$95		$3		$69	$(8)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	25		43		17	29
Catastrophes, net of reinsurance	(4)		(91)		(3)	(64)

Net investment income	118		114		93	89

Other, including interest expense	7		4		5	2

Operating Income	$220		$121		$167	$83

GAAP combined ratio	88.7%		99.4%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(2.9	)pts	(4.9	)pts
Catastrophes, net of reinsurance	0.5	pts	10.5	pts

The current quarter underwriting gain reflects a GAAP combined ratio, excluding net favorable prior year reserve development and catastrophe losses, of 91.1 percent, as compared to 93.8 percent in the prior year quarter. This improvement of 2.7 points primarily resulted from a lower amount of large losses within International, partially offset by a change in business mix within Bond & Financial Products due to lower construction surety volumes.

The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience across various lines of business within International.

Financial, Professional & International Insurance net written premiums of $870 million declined 3 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums declined 1 percent primarily due to lower business volumes in the construction surety and professional liability businesses in the Bond & Financial Products group, partially offset by growth in International.

Retention rates, renewal premium changes and new business volumes as discussed below exclude the surety line of business because these products are sold on a non-recurring, project specific basis.

Bond & Financial Products

•                  Net written premiums of $574 million declined 6 percent from the prior year quarter primarily reflecting lower business volumes in construction surety, due to reduced public construction project activity, and disciplined underwriting actions in professional liability.

•                  Retention rates remained strong, although down from recent quarters primarily in professional liability due to underwriting actions.

•                  Renewal premium changes were positive, compared to flat in the prior year quarter, as the impact of a continued improving renewal rate trend was partially offset by reduced exposures related to underwriting actions and lower coverage demands from existing policyholders.

•                  New business volumes declined slightly from the prior year quarter.

International

•                  Net written premiums of $296 million increased 1 percent from the prior year quarter. After adjusting for the impact of changes in foreign exchange rates, net written premiums increased 9 percent primarily due to results at the company’s Lloyd’s operations and in Ireland.

•                  Retention rates were slightly lower than the prior year quarter primarily due to underwriting actions taken in the United Kingdom and the company’s operations at Lloyd’s.

•                  Renewal premium changes were positive, compared to slightly negative in the prior year quarter, as the impact of a continued improving renewal rate trend was partially offset by lower coverage demands from existing policyholders.

•                  New business volumes increased from the prior year quarter driven primarily by the personal lines business in Ireland.

Personal Insurance Segment Financial Results

“Our Personal Insurance business continues to demonstrate sound fundamentals and sustained earnings power,” said Mr. MacLean. “We are generally encouraged by the firming rate environment within the automobile marketplace and are seeing solid growth and profitability in homeowners.”

The current and prior year quarters included the following:

	Three Months Ended September 30,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After–tax

Underwriting gain (loss)	$63		$(251)		$41	$(165)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	22		44		15	29
Catastrophes, net of reinsurance	(68)		(463)		(44)	(300)
Re-estimation of the current year loss ratios for the first two quarters of the year	(6)		—		(4)	—

Net investment income	116		108		94	89

Other, including interest expense	20		18		14	12

Operating Income (loss)	$199		$(125)		$149	$(64)

GAAP combined ratio	95.2%		112.9%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	93.3%		112.3%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(1.3	)pts	(2.5	)pts
Catastrophes, net of reinsurance	3.8	pts	26.2	pts
Re-estimation of the current year loss ratios for the first two quarters of the year	0.3	pts	—	pts

The current quarter underwriting gain reflects a GAAP combined ratio, excluding net favorable prior year reserve development and catastrophe losses, of 92.7 percent, as compared to 89.2 percent in the prior year quarter.  This increase of 3.5 points primarily resulted from higher non-catastrophe weather-related losses and the impact of the company’s recently announced direct to consumer initiative.

Net favorable prior year reserve development in the current quarter was primarily driven by better than expected loss experience related to Hurricane Ike and the 2007 California wildfires, partially offset by a write down of net recoverables due to the restructuring of the North Carolina Insurance Underwriting Association Beach Plan.

Personal Insurance net written premiums of $1.859 billion increased 1 percent from the prior year quarter.  This result was primarily due to continued positive renewal premium changes and strong retention rates.

Agency Automobile and Agency Homeowners and Other as discussed below represent business sold through agents, brokers and other intermediaries, and exclude direct to consumer.

Agency Automobile

•      Net written premiums of $898 million and policies in force each declined 3 percent from the prior year quarter.

•      Retention rates were strong and renewal premium changes remained positive, both generally consistent with recent quarters.

•      New business declined from the prior year quarter.

Agency Homeowners and Other

•      Net written premiums of $946 million increased 5 percent, and policies in force increased 3 percent, from the prior year quarter.

•      Retention rates were strong and renewal premium changes remained positive, both generally consistent with recent quarters.

•      New business volume increased from the prior year quarter.

Year-to-Date 2009 Consolidated Results

The current and prior year periods included the following:

	Nine Months Ended September 30,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax
Underwriting gain	$1,318		$877		$897	$531
Underwriting gain includes:
Net favorable prior year reserve development	828		1,260		540	811
Catastrophes, net of reinsurance	(441)		(1,493)		(287)	(975)
Resolution of prior year tax matters					60	—

Net investment income	1,963		2,309		1,637	1,861

Other, including interest expense	(191)		(201)		(89)	(136)
Other also includes:
Resolution of prior year tax matters					28	—

Operating Income	3,090		2,985		2,445	2,256
Net realized investment losses	(172)		(196)		(108)	(133)
Income before income taxes	$2,918		$2,789
Net Income					$2,337	$2,123

GAAP combined ratio	91.2%		94.0%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	90.6%		93.8%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(5.1	)pts	(7.8	)pts
Catastrophes, net of reinsurance	2.7	pts	9.3	pts

The current period underwriting gain reflects a GAAP combined ratio of 93.6 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 92.5 percent in the prior year quarter.  This increase of 1.1 points primarily resulted from reduced underwriting margins related to pricing and loss cost trends and higher non-catastrophe weather-related losses, partially offset by a reduction in the estimate of Texas Windstorm Insurance Association assessments related to Hurricane Ike.

2009 Annual Guidance

Travelers expects that its full year 2009 operating income per diluted share will be in the range of $5.30 to $5.50, as compared to the previously announced range of $4.80 to $5.05.  This guidance includes the reported results for the first nine months of 2009 and estimates for the remainder of 2009 based on a number of assumptions, including:

•      Catastrophe losses of $570 million pre-tax and $370 million after-tax, or $0.65 per diluted share, for the full year which incorporates actual experience for the first nine months of 2009 and $129 million pre-tax and $83 million after-tax, or $0.15 per diluted share for the remainder of the year;

•      No additional prior year reserve development, favorable or unfavorable;

•      No significant changes in short-term interest rates or private equity and hedge fund valuations due to an assumption of unchanged market conditions.  Lower real estate partnership valuations due to a continuing downward trend in commercial real estate values;

•      No significant change in average invested assets (excluding net unrealized investment gains and losses), after taking into account dividends and share repurchases;

•      Approximately $3.3 billion of share repurchases for the full year ($1.5 billion for the remainder of the year); and

•      Weighted average diluted shares of approximately 570 million.

As noted above, the company’s earnings guidance for the full year reflects actual prior year reserve development through the third quarter, but does not assume any additional prior year reserve development, favorable or unfavorable.  The company understands that the earnings estimates published by third parties may include assumed amounts of prior year reserve development for future periods. As a result, third party earnings estimates for the company may not be expressed on a basis comparable to the earnings guidance provided by the company.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, October 22, 2009.  Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site.  Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s Web site.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com.

About Travelers

Travelers is a leading provider of property casualty insurance for auto, home and business.  A Fortune 100 company, Travelers has 33,000 employees and 2008 revenues of approximately $24 billion. Travelers stock is traded on the New York Stock Exchange (NYSE: TRV) and is a component of the Dow Jones Industrial Average.  For more information, visit www.travelers.com.

From time to time Travelers may use its Web site as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com.  In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to one or more prior years or the current year.  In the opinion of the company’s management, discussion of loss reserve development is useful to investors as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

GAAP combined ratio excluding incremental impact of direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance.  In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding net unrealized investment gains and losses), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Debt to capital is the ratio of debt to the sum of shareholders’ equity and debt excluding the after-tax impact of net unrealized investment gains and losses.  In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s leverage.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas, Aviation and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance, healthcare and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which require a primarily credit-based underwriting process, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about our share repurchase plans (which repurchase plans depend on a variety of factors, including our financial position, earnings, capital requirements of our operating subsidiaries, legal requirements, regulatory constraints and other factors), statements about the potential impact of the recent disruption in the investment markets and other economic conditions on our investment portfolio and underwriting results are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, net and operating income, investment income, return on equity, expected current returns and combined ratio) and financial condition (including, among others, invested assets and liquidity); the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; investment performance; investment, economic and underwriting market conditions; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially and adversely affect our business; financial disruption or a prolonged economic downturn may materially and adversely affect our business; our investment portfolio may suffer reduced returns or material losses; we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all; we are exposed to credit risk in certain of our business operations; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be materially and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; the intense competition that we face could harm our ability to maintain or increase our business volumes and our profitability; increased competition based on price (resulting, for example, from increased price sensitivity of customers due to the economic downturn or from increased use of price comparison rating technologies by personal auto agents) could lead to reduced revenues and reduced margins; the insurance industry and we are the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or the impact on our business practices or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and debt ratings could adversely impact our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; the inability of our insurance subsidiaries to pay dividends to our holding company in sufficient amounts would harm our ability to meet our obligations and to pay future shareholder dividends; disruptions to our relationships with our independent agents and brokers could adversely affect us; loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce our future profitability; we are subject to a number of risks associated with our business outside the United States; we could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective; our business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology; some strategic initiatives, including our direct to consumer initiative in Personal Insurance, are long-term in nature and may negatively impact our loss and loss adjustment expense ratios and underwriting expense ratios as we invest, and these initiatives may not be successful; if we experience difficulties with technology, data security and/or outsourcing relationships, our ability to conduct our business could be negatively impacted; and acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q for the third quarter ended September 30, 2009 filed with the Securities and Exchange Commission.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts, and after-tax)	2009	2008	2009	2008

Operating income	$914	$330	$2,445	$2,256
Net realized investment gains (losses)	21	(116)	(108)	(133)
Net income	$935	$214	$2,337	$2,123

Basic earnings per share(1)
Operating income	$1.62	$0.56	$4.24	$3.73
Net realized investment gains (losses)	0.04	(0.20)	(0.19)	(0.22)
Net income	$1.66	$0.36	$4.05	$3.51

Diluted earnings per share(1)
Operating income	$1.61	$0.55	$4.21	$3.68
Net realized investment gains (losses)	0.04	(0.19)	(0.19)	(0.21)
Net income	$1.65	$0.36	$4.02	$3.47

Weighted average number of common shares outstanding (basic)(1)	558.4	586.7	572.8	600.0
Weighted average number of common shares outstanding and common stock equivalents (diluted)(1)	564.1	594.7	577.5	609.1
Common shares outstanding at period end	547.9	587.2	547.9	587.2
Common stock dividends declared	$166	$177	$515	$535

Operating income (loss) by segment
Business Insurance	$668	$378	$1,775	$1,719
Financial, Professional & International Insurance	167	83	448	495
Personal Insurance	149	(64)	391	239
Total segment operating income	984	397	2,614	2,453
Interest Expense and Other	(70)	(67)	(169)	(197)
	$914	$330	$2,445	$2,256

Operating return on equity	14.1%	5.1%	12.6%	11.7%
Return on equity	13.6%	3.4%	11.7%	10.9%

(1)

In accordance with new guidance on determining whether instruments granted in share-based payment transactions are participating securities, which was effective January 1, 2009, all prior-period basic and diluted EPS data has been restated to reflect the retrospective application of this guidance.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2009	2008	2009	2008
Revenues
Premiums	$5,421	$5,448	$16,075	$16,145
Net investment income	763	716	1,963	2,309
Fee income	72	120	234	315
Net realized investment gains (losses)	29	(170)	(172)	(196)
Other revenues	42	31	124	99
	$6,327	$6,145	$18,224	$18,672
Revenues
Business Insurance	$3,383	$3,445	$9,896	$10,333
Financial, Professional & International Insurance	986	982	2,821	2,936
Personal Insurance	1,928	1,888	5,669	5,597
Total segment revenues	6,297	6,315	18,386	18,866
Interest Expense and Other	1	—	10	2
	6,298	6,315	18,396	18,868
Net realized investment gains (losses)	29	(170)	(172)	(196)
	$6,327	$6,145	$18,224	$18,672
Gross written premiums
Business Insurance	$3,029	$3,215	$9,369	$9,610
Financial, Professional & International Insurance	918	965	2,735	2,976
Personal Insurance	1,988	1,954	5,663	5,542
	$5,935	$6,134	$17,767	$18,128
Net written premiums
Business Insurance	$2,611	$2,748	$8,387	$8,464
Financial, Professional & International Insurance	870	901	2,347	2,530
Personal Insurance	1,859	1,832	5,414	5,304
	$5,340	$5,481	$16,148	$16,298
GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	53.5%	67.1%	56.3%	58.7%
Underwriting expense ratio	33.0	34.2	32.1	33.0
Combined ratio	86.5%	101.3%	88.4%	91.7%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	53.3%	62.9%	54.1%	50.9%
Underwriting expense ratio	35.4	36.5	35.8	36.3
Combined ratio	88.7%	99.4%	89.9%	87.2%

Personal Insurance
Loss and loss adjustment expense ratio	64.3%	77.9%	66.5%	69.4%
Underwriting expense ratio	30.9	35.0	29.5	31.5
Combined ratio	95.2%	112.9%	96.0%	100.9%

Total Company (2)
Loss and loss adjustment expense ratio	57.0%	69.9%	59.4%	60.9%
Underwriting expense ratio	32.7	34.8	31.8	33.1
Combined ratio	89.7%	104.7%	91.2%	94.0%

(1)

For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)	Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions; after-tax except as noted)	2009	2008	2009	2008
Reconciliation of underwriting gain (loss) to net income

Pre-tax underwriting gain (loss)	$524	$(288)	$1,318	$877
Tax (expense) benefit on underwriting results	(186)	80	(421)	(346)
Underwriting gain (loss)	338	(208)	897	531
Net investment income	616	587	1,637	1,861
Other, including interest expense	(40)	(49)	(89)	(136)
Consolidated operating income	914	330	2,445	2,256
Net realized investment gains (losses)	21	(116)	(108)	(133)
Net income	$935	$214	$2,337	$2,123

	As of
	September 30,	December 31,	September 30,
($ in millions; except per share amounts)	2009	2008	2008
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$21,935	$21,402	$21,452
Goodwill and other intangibles, net of tax	3,908	3,972	3,995
Adjusted common shareholders’ equity	25,843	25,374	25,447
Net unrealized investment gains (losses), net of tax	2,236	(144)	(818)
Common shareholders’ equity	$28,079	$25,230	$24,629
Common shares outstanding	547.9	585.1	587.2

Tangible book value per share	$40.03	$36.58	$36.53
Adjusted book value per share	47.16	43.37	43.34
Book value per share	51.24	43.12	41.94

	Twelve Months Ended December 31,
($ in millions; after-tax)	2008	2007	2006	2005	2004
Reconciliation of operating income to net income

Operating income	$3,195	$4,500	$4,200	$2,026	$895
Net realized investment gains (losses)	(271)	101	8	35	(28)
Income from continuing operations	2,924	4,601	4,208	2,061	867
Discontinued operations	—	—	—	(439)	88
Net income	$2,924	$4,601	$4,208	$1,622	$955

	As of December 31,
($ in millions)	2008	2007	2006	2005	2004
Reconciliation of adjusted common shareholders’ equity to common shareholders’ equity

Adjusted common shareholders’ equity	$25,374	$25,884	$24,553	$21,823	$20,147
Net unrealized investment gains (losses), net of tax	(144)	620	453	327	866
Common shareholders’ equity	$25,230	$26,504	$25,006	$22,150	$21,013

Return on equity	11.4%	18.0%	17.9%	7.5%	5.1%
Operating return on equity	12.4%	17.7%	17.9%	9.6%	5.0%

###

Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
651.310.3846, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902